Exhibit 99.3

Note: The information contained in this Item has been updated to to reflect the Company’s realignment from one to three business segments and for the retrospective application of Financial Staff Position Emerging Issue Task Force No. 03-06-1, Determining Whether Instruments Granted in Share Based Payment Transactions Are Participating Securities, (FSP EITF No. 03-06-1) as further discussed in Notes 20 and 21 to the Company’s consolidated financial statements. This Item has not been updated for other changes since the filing of the Company’s 2008 Annual Report on Form 10-K. For significant developments since the filing of the 2008 Annual Report on Form 10-K please refer to the Company’s subsequent Quarterly Reports on Form 10-Q.

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations.

You should read the following discussion and analysis of the Company’s consolidated financial condition and results of operations with the consolidated financial statements and the accompanying notes to the consolidated financial statements included elsewhere in this document. This discussion contains forward-looking statements that involve numerous risks and uncertainties, including, but not limited to, those described in the “FACTORS AND UNCERTAINTIES THAT MAY AFFECT FUTURE RESULTS” section of this Item 7. The Company’s actual results may differ materially from those contained in any forward-looking statements.

Overview

This overview is not a complete discussion of the Company’s financial condition, changes in financial condition and results of operations; it is intended merely to facilitate an understanding of the most salient aspects of its financial condition and operating performance and to provide a context for the discussion that follows. The detailed discussion and analysis that follows must be read in its entirety in order to fully understand the Company’s financial condition and results of operations.

Entegris, Inc. is a leading provider of products and services that purify, protect and transport the critical materials used in key technology-driven industries. Entegris derives most of its revenue from the sale of products and services to the semiconductor and data storage industries. The Company’s customers consist primarily of semiconductor manufacturers, semiconductor equipment and materials suppliers, and hard disk manufacturers, which are served through direct sales efforts, as well as sales and distribution relationships, in the United States, Asia, Europe and the Middle East.

The Company offers a diverse product portfolio which includes more than 15,000 standard and customized products that we believe provide the most comprehensive offering of materials integrity management products and services to the microelectronics industry. Certain of these products are unit-driven and consumable products that rely on the level of semiconductor manufacturing activity to drive growth, while others rely on expansion of manufacturing capacity to drive growth. The Company’s unit-driven and consumable product class includes wafer shippers, disk shipping containers and test assembly and packaging products, membrane-based liquid filters and housings, metal-based gas filters and resin-based gas purifiers, as well as PVA roller brushes for use in post-CMP cleaning applications. The Company’s capital expense- driven products include its process carriers that protect the integrity of in-process wafers, components, systems and subsystems that use electro-mechanical, pressure differential and related technologies to permit semiconductor and other electronics manufacturers to monitor and control the flow and condition of process liquids used in these manufacturing processes. With its August 2008 acquisition of Poco Graphite, Inc. (POCO) described below, the Company added process-critical, graphite-based consumables and finished products used in a variety of markets to its portfolio of products.

Key operating factors Key factors, which management believes have the largest impact on the overall results of operations of Entegris, Inc., include:

•

Level of sales Since a large portion of the Company’s product costs (except for raw materials, purchased components and direct labor) are largely fixed in the short to medium term, an increase or decrease in sales affects gross profits and overall profitability significantly. Also, increases or decreases in sales and operating profitability affect certain costs such as incentive compensation and commissions, which are highly variable in nature. The Company’s sales are subject to effects of industry cyclicality, technological change and substantial competition, including pricing pressures.

•

Variable margin on sales The Company’s variable margin on sales is determined by selling prices and the costs of manufacturing and raw materials. This is also affected by a number of factors, which include the Company’s sales mix, purchase prices of raw material (especially resin and purchased components), competition, both domestic and international, direct labor costs, and the efficiency of the Company’s production operations, among others.

•

Fixed cost structure Increases or decreases in sales have a large impact on profitability. There are a number of large fixed or semi-fixed cost components, which include salaries, indirect labor and benefits, facility costs, lease expense, and depreciation and amortization. It is not possible to vary these costs easily in the short term as volumes fluctuate. Thus changes in sales volumes can affect the usage and productivity of these cost components and can have a large effect on the Company’s results of operations.

Overall Summary of Financial Results for the Year Ended December 31, 2008

For the year ended December 31, 2008 (2008), net sales were $554.7 million, down $71.5 million, or 11.4%, from net sales of $626.2 million reported for the year ended December 31, 2007 (2007). The sales decline was mitigated by the inclusion of sales of $23.3 million from POCO, which was acquired in August 2008, sales of $5.9 million related to the full-year inclusion of sales from the specialty coatings business acquired in August 2007, and a favorable foreign currency translation effect of $22.8 million. Excluding those mitigating factors, sales fell 19.7% in 2008 when compared to 2007.

Mainly reflecting the lower factory utilization associated with the year-over-year sales decrease and the $13.5 million incremental charge associated with the fair market value write-up of inventory acquired in the acquisition of POCO, the Company reported considerably lower gross profits and a reduced gross margin. The Company’s gross margin in 2008 was 38.1% versus 42.5% in 2007. The Company’s selling, general and administrative (SG&A) expenses decreased $16.4 million in 2008, the key element of the year-over-year reduction being the absence of incentive and profit sharing compensation.

The Company reported a loss from continuing operations of $515.9 million for 2008 compared to income of $46.4 million in 2007. The loss was substantially attributable to goodwill impairment charges of $473.8 million ($454.6 million, net of tax). The goodwill impairment charges, described in Note 2 to the Company’s consolidated financial statements, have no impact on the Company’s liquidity, cash flows from operating activities, or debt covenants.

As noted above, the Company acquired POCO on August 11, 2008 for cash consideration of $162.9 million. Based in Decatur, Texas, POCO is a leading provider of process-critical, graphite-based consumables and finished products used in a variety of markets. The acquisition was funded with a combination of existing cash balances and funds available from the Company’s domestic credit facility.

During 2008, the Company’s operating activities provided cash flow of $66.3 million. Cash and cash equivalents were $115.0 million at December 31, 2008 compared with $160.7 million at December 31, 2007. The decrease in cash mainly reflects the acquisition of POCO in the third quarter, partially offset by the cash provided by operating activities and an increase in long-term debt.

Critical Accounting Policies Management’s discussion and analysis of financial condition and results of operations are based upon the Company’s consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these consolidated financial statements requires the Company to make estimates, assumptions and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. At each balance sheet date, management evaluates its estimates, including, but not limited to, those related to accounts receivable, warranty and sales return obligations, inventories, long-lived assets, income taxes, business combinations and shared-based compensation. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. The critical accounting policies affected most significantly by estimates, assumptions and judgments used in the preparation of the Company’s consolidated financial statements are discussed below.

Net Sales The Company’s net sales consist of revenue from sales of products net of trade discounts and allowances. The Company recognizes revenue upon shipment, primarily FOB shipping point, when evidence of an arrangement exists, contractual obligations have been satisfied, title and risk of loss have been transferred to the customer and collection of the resulting receivable is reasonably assured based upon historical collection results and regular credit evaluations. In most transactions, the Company has no obligations to its customers after the date products are shipped other than pursuant to warranty obligations. In the event that significant post-shipment obligations or uncertainties exist such as customer acceptance, revenue recognition is deferred as appropriate until such obligations are fulfilled or the uncertainties are resolved.

Accounts Receivable-Related Valuation Accounts The Company maintains allowances for doubtful accounts and for sales returns and allowances. Significant management judgments and estimates must be made and used in connection with establishing these valuation accounts. Material differences could result in the amount and timing of the Company’s results of operations for any period if management made different judgments or utilized different estimates. In addition, actual results could be different from the Company’s current estimates, possibly resulting in increased future charges to earnings.

The Company provides an allowance for doubtful accounts for all individual receivables judged to be unlikely for collection. For all other accounts receivable, the Company records an allowance for doubtful accounts based on a combination of factors. Specifically, management considers the age of receivable balances and historical bad debts write-off experience when determining its allowance for doubtful accounts. The Company’s allowance for doubtful accounts was $1.3 million and $0.5 million at December 31, 2008 and 2007, respectively.

An allowance for sales returns and allowances is established based on historical and current trends in product returns. At December 31, 2008 and 2007, the Company’s reserve for sales returns and allowances was $1.9 million and $2.0 million, respectively.

Inventory Valuation The Company uses certain estimates and judgments to properly value inventory. In general, the Company’s inventories are recorded at the lower of cost or market value. Each quarter, the Company evaluates its ending inventories for obsolescence and excess quantities. This evaluation includes analyses of inventory levels, historical write-off trends, expected product lives, and sales levels by product. Inventories that are considered obsolete are written off or a full allowance is recorded. In addition, allowances are established for inventory quantities in excess of forecasted demand. Inventory allowances were $8.3 million and $8.9 million at December 31, 2008 and 2007, respectively.

The Company’s inventories include materials and products subject to technological obsolescence, which are sold in highly competitive industries. If future demand or market conditions are less favorable than current conditions, additional inventory write-downs or allowances may be required and would be reflected in cost of sales in the period the revision is made.

Impairment of Goodwill and Long-Lived Assets The Company assesses the impairment of goodwill at least annually, or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. The Company’s annual impairment test is performed as of August 31. Factors considered important which could trigger an impairment review, and potentially an impairment charge, include the following:

•	significant underperformance relative to historical or projected future operating results;

•	significant changes in the manner of use of the acquired assets or the Company’s overall business strategy;

•	significant negative industry or economic trends; and

•	significant decline in the Company’s stock price for a sustained period, resulting in the Company’s market capitalization being below its net book value.

In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets, the Company tested for impairment of its goodwill in connection with its annual impairment test of goodwill as of August 31, 2008, and due to events and changes in circumstances through the end of 2008, the Company had an additional triggering event that indicated impairments had occurred.

Based on the results of the Company’s assessment of goodwill for impairment, it was determined that the carrying value of the Company’s net assets exceeded its estimated fair value. Therefore, the Company performed a second step of the impairment test to determine the implied fair value its goodwill. The Company performed the assessment of impairment of its goodwill twice during the year, once during the third quarter, when the Company wrote off $379.8 million of goodwill, and the second time at the end of the year, when the Company wrote off the remaining goodwill of $94.0 million. (See Note 2 to the consolidated financial statements.)

The Company routinely considers whether indicators of impairment of its property and equipment assets, particularly its molding equipment, and its intangible assets, are present. If such indicators are present, it is determined whether the sum of the estimated undiscounted cash flows attributable to the asset group in question is less than their carrying value. If less, an impairment loss is recognized based on the excess of the carrying amount of the asset group over its respective fair value. Fair value is determined by discounting estimated future cash flows, appraisals or other methods deemed appropriate. If the asset groups determined to be impaired are to be held and used, the Company recognizes an impairment charge to the extent the present value of anticipated net cash flows attributable to the asset group is less than the assets’ carrying value. The fair value of the assets then becomes the assets’ new carrying value, which is depreciated over the remaining estimated useful life of the assets.

In connection with the triggering events discussed above, during the third and fourth quarters of fiscal year 2008 the Company reviewed its long-lived assets and determined that none of its long-lived assets were impaired for its asset groups. The determination was based on reviewing estimated undiscounted cash flows for the Company’s asset groups, which were greater than their carrying values. As required under U.S. generally accepted accounting principles, the SFAS No. 144 impairment analysis occurred before the SFAS No. 142 goodwill impairment assessment.

The evaluation of the recoverability of long-lived assets requires the Company to make significant estimates and assumptions. These estimates and assumptions primarily include, but are not limited to, the identification of the asset group at the lowest level of independent cash flows and the primary asset of the group; and long-range forecasts of revenue, reflecting management’s assessment of general economic and industry conditions, operating income, depreciation and amortization and working capital requirements.

Due to the inherent uncertainty involved in making these estimates, particularly in the current economic environment and plan for a recovery, actual results could differ from those estimates. In addition, changes in the underlying assumptions would have a significant impact on the conclusion that an asset group’s carrying value is recoverable, or the determination of any impairment charge if it was determined that the asset values were indeed impaired.

Due to the decline in the Company’s market capitalization and the uncertain economic environment within the semiconductor industry, the Company will continue to monitor circumstances and events in future periods to determine whether additional asset impairment testing is warranted. It is not unlikely that in the future the Company may no longer be able to conclude that there is no impairment of its long-lived assets, nor can the Company provide assurance that material impairment charges of long-lived assets will not occur in future periods.

Income Taxes In the preparation of the Company’s consolidated financial statements, management is required to estimate income taxes in each of the jurisdictions in which the Company operates. This process involves estimating actual current tax expense together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included in the Company’s consolidated balance sheet.

The Company has significant amounts of deferred tax assets. Management reviews its deferred tax assets for recoverability on a quarterly basis and assesses the need for valuation allowances. Management considered the positive and negative evidence for the potential utilization of its deferred tax assets based upon an application of the principles of SFAS No. 109, Accounting for Income Taxes, and related accounting pronouncements. Management concluded that it is not more likely than not that the Company will realize certain deferred tax assets and provided an allowance for the portion of deferred tax assets management concluded will not be utilized. As a result, the Company recorded a deferred tax asset valuation allowance of $42.7 million, which is included in income tax expense for 2008.

In addition, the calculation of tax liabilities involves significant judgment in estimating the impact of uncertainties in the application of complex tax laws. Resolution of these uncertainties in a manner inconsistent with management’s expectations could have a material impact on the Company’s financial condition and operating results.

Warranty Claims Accrual The Company records a liability for estimated warranty claims. The amount of the accrual is based on historical claims data by product group and other factors. Estimated claims could be materially different from actual results for a variety of reasons, including a change in product failure rates and service delivery costs incurred in correcting a product failure, manufacturing changes that could impact product quality, or as yet unrecognized defects in products sold. At December 31, 2008 and 2007, the Company’s accrual for estimated future warranty costs was $1.1 million and $1.3 million, respectively.

Business Acquisitions The Company accounts for acquired businesses using the purchase method of accounting, which requires that the assets acquired and liabilities assumed be recorded at the date of acquisition at their respective fair values. The judgments made in determining the estimated fair value assigned to each class of assets acquired and liabilities assumed, as well as asset lives, can materially impact net income. Accordingly, for significant acquisitions, the Company typically obtains assistance from independent valuation specialists.

There are several methods that can be used to determine the fair value of assets acquired and liabilities assumed. For intangible assets, the Company normally utilizes the “income method.” This method starts with a forecast of all of the expected future net cash flows. These cash flows are then adjusted to present value by applying an appropriate discount rate that reflects the risk factors associated with the cash flow streams. Some of the more significant estimates and assumptions inherent in the income method or other methods include the projected amount and timing of future cash flows and the discount rate reflecting the risks inherent in the future cash flows.

Determining the useful life of an intangible asset also requires judgment. For example, different types of intangible assets will have different useful lives and certain assets may even be considered to have indefinite useful lives. All of these judgments and estimates can significantly impact net income.

Share-Based Compensation Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, (SFAS 123(R)) requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors based on estimated fair values. Under SFAS 123(R), the Company must estimate the value of employee stock option and restricted stock awards on the date of grant.

The fair value of restricted stock and restricted stock unit awards is valued based on the Company’s stock price on the date of grant. The fair value of stock option awards is estimated on the date of grant using an option-pricing model affected by the Company’s stock price as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to, the expected stock price volatility over the term of the awards, risk-free interest rate and dividend yield assumptions, and actual and projected employee stock option exercise behaviors and forfeitures. Because share-based compensation expense recognized in the consolidated statement of operations is based on awards ultimately expected to vest, it has been recorded net of estimated forfeitures. SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Forfeitures are estimated based on historical experience.

If the above factors change, and the Company uses different assumptions in the application of SFAS 123(R) in future periods, the share-based compensation expense recorded under SFAS 123(R) may differ significantly from what was recorded in the current period.

Certain restricted stock and restricted stock unit awards involve stock to be issued upon the achievement of performance conditions (performance shares) under the Company’s stock incentive plans. Such performance shares become available subject to time-based vesting conditions if, and to the extent that, financial performance criteria for the applicable fiscal year or multi-year period are achieved. Accordingly, the number of performance shares earned will vary based on the level of achievement of financial performance objectives for the applicable period. Until such time that the Company’s performance can ultimately be determined, each quarter the Company estimates the number of performance shares more likely than not to be earned based on an evaluation of the probability of achieving the performance objectives. Such estimates are revised, if necessary, in subsequent periods when the underlying factors change the Company’s evaluation of the probability of achieving the performance objectives. Accordingly, share-based compensation expense associated with performance shares recorded under SFAS 123(R) may differ significantly from the amount recorded in the current period.

Results of Operations

Year ended December 31, 2008 compared to year ended December 31, 2007

The following table sets forth the results of operations and the relationship between various components of operations, stated as a percent of net sales, for the years ended December 31, 2008 and 2007. The Company’s historical financial data was derived from its consolidated financial statements and related notes included elsewhere in this annual report.

(Dollars in thousands)	2008		2007
	% of net sales		% of net sales
Net sales	$554,699	100.0%	$626,238	100.0%
Cost of sales	343,184	61.9	360,001	57.5

Gross profit	211,515	38.1	266,237	42.5
Selling, general and administrative expenses	147,531	26.6	163,918	26.2
Engineering, research and development expenses	40,086	7.2	39,727	6.3
Amortization of intangible assets	19,585	3.5	18,874	3.0
Impairment of goodwill	473,799	85.4	—	—
Restructuring charges	10,423	1.9	—	—

Operating (loss) profit	(479,909)	(86.5)	43,718	7.0
Interest expense (income), net	1,018	0.2	(5,245)	(0.8)
Other expense (income), net	15,486	2.8	(7,656)	(1.2)

(Loss) income before income taxes and equity in earnings of affiliates	(496,413)	(89.5)	56,619	9.0
Income tax expense	19,201	3.5	10,356	1.7
Equity in net loss (earnings) of affiliates	283	0.1	(93)	(0.0)

Net (loss) income from continuing operations	$(515,897)	(93.0)	$46,356	7.4

Net sales For the year ended December 31, 2008 (2008), net sales were $554.7 million, down $71.5 million, or 11.4%, from sales for the year ended December 31, 2007 (2007). The sales decline was mitigated by the inclusion of sales of $23.3 million from POCO, which was acquired in August 2008, sales of $5.9 million related to the full-year inclusion of sales from the specialty coatings business acquired in August 2007, and a favorable foreign currency translation effect of $22.8 million. Excluding those mitigating factors, sales fell 19.7% in 2008 compared to 2007. The currency effect reflected the strengthening of most international currencies versus the U.S. dollar, most notably the Japanese yen and the Euro. On a geographic basis, total sales to North America were 29%, Asia Pacific 34%, Europe 16% and Japan 21% in 2008.

Demand drivers for the Company’s business primarily consist of semiconductor fab utilization and production (unit-driven) as well as capital spending for new or upgraded semiconductor fabrication facilities (capital-driven). The Company analyzes sales of its products by these two key drivers. Both unit-driven and capital-driven sales in 2008 decreased as compared with 2007. Sales of unit-driven products represented 65% of sales and sales of capital-driven products represented 35% of total sales in 2008. This compares to a unit-driven to capital-driven ratio of 60:40 for 2007, indicating a decrease in demand of capital-driven sales within the industry over the past twelve months.

Sales of unit-driven products fell 5% in 2008. Excluding sales of POCO, sales of unit-driven products fell 11% in 2008. Unit-driven products have average lives of less than 18 months or need to be replaced based on usage levels. These products include liquid filters used in the photolithography, CMP and wet etch and clean processes, and in wafer shippers used to ship raw wafers, particularly at wafer sizes of 150mm and below, as well as in chip trays and data storage components used to ship 65mm and 95mm disk drives. Sales of shippers declined 13%, partially offset by the increase in sales of 300mm wafer shippers of 181%. In addition, sales of filtration products declined by 11%.

Year-over-year sales of capital-driven products decreased 22% in 2008. Capital-driven products include wafer process carriers, gas microcontamination control systems used in the deployment of advanced photolithography processes, fluid handling systems, including dispense pumps used in the photolithography process, and integrated liquid flow controllers used in various processes around the fab. Sales of control systems declined by 20% due to lower sales of dispense pumps, which fell by 48%. Sales of wafer transport products fell by 31%, such as 300mm FOUP products which declined by 39%. Sales of filtration products also fell by 16% primarily due to decreased sales of gas filtration products.

Gross profit Gross profit for 2008 decreased by $54.7 million, to $211.5 million, a decrease of 20.6% from $266.2 million for 2007. The gross margin rate for 2008 was 38.1% versus 42.5% for 2007.

The gross profit decline was primarily due to lower utilization of the Company’s production facilities compared to the prior period, as well as the fair market value write-up of inventory discussed below. Production volumes were considerably lower in 2008. Despite significant increases in the price of oil and other commodities during much of 2008, price increases for the Company’s raw materials and purchased components were relatively modest on a year-over-year basis. Charges to cost of sales associated with obsolescence and excess inventory quantities were $2.2 million lower in 2008 compared to 2007.

Gross margin in 2008 included a $13.5 million incremental charge associated with the fair market value write-up of inventory acquired in the acquisition of POCO. This incremental charge had a negative 2.4% impact on the overall gross margin for 2008. The inventory write-up was recorded as part of the purchase price allocation and is charged to cost of sales over inventory turns of the acquired inventory. The Company expects to record additional incremental charges of $4.1 million associated with the fair market value write-up of POCO inventory, most of which will be recorded in the first quarter of 2009.

Selling, general and administrative expenses Selling, general and administrative (SG&A) expenses of $147.5 million for 2008 decreased $16.4 million, or 10%, compared to $163.9 million in 2007. SG&A expenses, as a percent of net sales, increased to 26.6% from 26.2% a year earlier.

The year-over-year decrease in SG&A costs includes reductions in commissions and incentive compensation totaling $8.2 million; share-based compensation expense and pension expense of $6.2 million, and royalty expense of $3.5 million. In addition, costs of $2.6 million were incurred by the Company in 2007 in connection with the integration and realignment activities associated with the Mykrolis merger. Partially offsetting these decreases was an increase of $4.8 million in SG&A costs reflecting the effect of foreign currency translation.

Engineering, research and development expenses Engineering, research and development (ER&D) expenses rose by $0.4 million, or 0.9%, to $40.1 million in 2008 compared to $39.7 million in 2007. ER&D expenses as a percent of net sales were 7.2% compared to 6.3% a year ago.

Amortization of intangible assets Amortization of intangible assets was $19.6 million in 2008 compared to $18.9 million for 2007. The increase mainly reflects the additional amortization expenses related to the intangibles of POCO that were acquired in August 2008 and the full-year amortization of the intangibles of the specialty coatings business acquired in August 2007.

Impairment of Goodwill In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets, the Company performed the assessment of impairment of its goodwill twice during the year, once in connection with its annual impairment test of goodwill as of August 31, 2008 and due to events and changes in circumstances through the end of the fourth quarter of fiscal 2008, the Company had a second trigger event that indicated impairments had occurred. In addition, the Company tested for impairment its long-lived assets (principally property, plant and equipment and intangibles) in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

The factors deemed by management to have collectively constituted impairment triggering events included a significant decrease in the Company’s market capitalization throughout 2008, to a level significantly below the recorded value of its consolidated net assets, and a significant decline in the current and forecasted business level. As a result of the impairment assessments, the Company recorded impairment charges of goodwill of $473.8 million in 2008. As of December 31, 2008, the Company had no remaining goodwill.

Restructuring charges In 2008, the Company initiated a global business restructuring of its sales and marketing function, manufacturing operations, and realignment of the global supply chain and other ancillary operational functions. Related to these cost reduction initiatives, the Company announced on November 4, 2008 that it will close the larger of its two manufacturing facilities in Chaska, Minnesota and will transfer production to its other existing facilities. Associated with these changes, the Company recorded $10.4 million in restructuring charges in 2008, consisting mainly of employee severance costs.

Interest expense (income), net Net interest expense was $1.0 million in 2008 compared to interest income of $5.2 million in 2007. The decrease reflects lower average invested balances compared to a year ago and an increase in the Company’s short-term borrowings and long-term debt in 2008.

Other expense (income) Other expense was $15.5 million in 2008 compared to other income of $7.7 million in 2007. Other expense in 2008 includes impairment losses on equity investments of $11.1 million and foreign currency transaction losses of $4.4 million. Other income in 2007 includes foreign currency transaction gains of $1.2 million and a pre-tax gain of $6.1 million on the sale of the Company’s interest in a privately held equity investment accounted for using the cost method. Proceeds from the sale totaled $6.6 million.

Income tax expense The Company recorded income tax expense of $19.2 million in 2008, compared to income tax expense of $10.4 million in 2007. The effective tax rate was (3.9)% in 2008 compared with a 18.3% rate in 2007.

The effective tax rate for 2008 is principally attributable to two factors. The Company recorded a $473.8 million goodwill impairment charge in 2008. Most of the Company’s goodwill impairment charge is not deductible for income tax purposes. Accordingly, the Company recognized a tax benefit of only $19.2 million in connection with the impairment charge.

Also during 2008, the Company recorded a $42.7 million valuation allowance against its deferred tax assets consisting primarily of net operating loss carryovers, general business carryovers and foreign tax credit carryforwards, $0.6 million of which related to discontinued operations. The Company carried no valuation allowance against its deferred tax assets at December 31, 2007. As a result of the recent general economic and industry downturn, and its impact on the Company’s future outlook, management has reviewed its deferred tax assets and concluded that the uncertainties related to the realization of its assets, have become unfavorable. Management considered the positive and negative evidence for the potential utilization of its deferred tax assets based upon an application of the principles of SFAS No. 109 and related accounting pronouncements. Management concluded that it is not more likely than not that the Company will realize certain deferred tax assets and thus provided an allowance for the portion of deferred tax assets management concluded will not be utilized.

The Company’s 2007 tax rate was lower than the U.S. statutory rate for a number of reasons. In the fourth quarter of 2007, the Company’s Japanese subsidiary declared a dividend of 6.8 billion yen (approximately U.S. $60 million) and also loaned 4.6 billion yen (approximately U.S. $40 million) to the Company. The resulting recharacterization of $100 million of the Japanese subsidiary’s accumulated undistributed earnings resulted in a fourth quarter tax benefit of $9.4 million, net of state income tax expense. The Company also benefited from the tax holiday in Malaysia in 2007 in the amount of $2.1 million.

Discontinued operations

The Company’s businesses classified as discontinued operations recorded a net loss of $1.1 million in 2008. The Company completed the sale of its cleaning equipment business, classified as a discontinued operation, for proceeds of $0.7 million in April 2008.

The Company’s discontinued operations recorded a net loss of $2.0 million for 2007. These results included an operating loss of $1.4 million, a pre-tax impairment charge of $2.6 million recorded in connection with the write-down of long-lived assets to fair value less cost to sell, and a tax benefit of $0.7 million related to a reduction in the Company’s deferred tax asset valuation allowance, resulting from the utilization of a capital loss carryforward to offset a portion of the capital gain on the sale of an equity investment.

Net (loss) income The Company recorded a net loss of $517.0 million, or $4.59 per share, in 2008, compared to net income of $44.4 million, or $0.35 per diluted share, in 2007. The Company’s loss from continuing operations for 2008 was $515.9 million, or $4.58 per share, compared to income from continuing operations of $46.4 million, or $0.37 per diluted share, in the prior year.

Year ended December 31, 2007 compared to year ended December 31, 2006

The following table sets forth the results of operations and the relationship between various components of operations, stated as a percent of net sales, for the years ended December 31, 2007 and 2006. The Company’s historical financial data was derived from its consolidated financial statements and related notes included elsewhere in this annual report.

(Dollars in thousands)	2007		2006
	% of net sales		% of net sales
Net sales	$626,238	100.0%	$672,882	100.0%
Cost of sales	360,001	57.5	367,804	54.7

Gross profit	266,237	42.5	305,078	45.3
Selling, general and administrative expenses	163,918	26.2	170,702	25.4
Engineering, research and development expenses	39,727	6.3	38,074	5.7
Amortization of intangible assets	18,874	3.0	17,609	2.6

Operating profit	43,718	7.0	78,693	11.7
Interest income, net	(5,245)	(0.8)	(9,205)	(1.4)
Other income, net	(7,656)	(1.2)	(1,658)	(0.2)

Income before income taxes and equity in earnings of affiliates	56,619	9.0	89,556	13.3
Income tax expense	10,356	1.7	26,936	4.0
Equity in net earnings of affiliates	(93)	(0.0)	(531)	(0.1)

Net income from continuing operations	$46,356	7.4	$63,151	9.4

Net sales For the year ended December 31, 2007 (2007), net sales were $626.2 million, down $46.6 million, or 6.9%, from sales for the year ended December 31, 2006 (2006). Net sales for 2007 included favorable foreign currency translation effects of $8.9 million. This reflected the strengthening of certain international currencies versus the U.S. dollar, most notably the Euro. On a geographic basis, total sales to North America were 26%, Asia Pacific 36%, Europe 15% and Japan 23% in 2007. Sales from products of the high-purity semiconductor coatings business acquired in the third quarter totaled $6.2 million in 2007.

Demand drivers for the Company’s business primarily consist of semiconductor fab utilization and production (unit-driven) as well as capital spending for new or upgraded semiconductor fabrication facilities (capital-driven). The Company analyzes sales of its products by these two key drivers. Both unit-driven and capital-driven sales in 2007 decreased as compared with 2006. Sales of unit-driven products represented 60% of sales and sales of capital-driven products represented 40% of total sales in 2007. This compares to a unit-driven to capital-driven ratio of 59:41 for 2006.

Sales of unit-driven products fell 6% in 2007 as semiconductor fab utilization rates were relatively flat. Unit-driven products have average lives of less than 18 months or need to be replaced based on usage levels. These products include liquid filters used in the photolithography, CMP and wet etch and clean processes, and in wafer shippers used to ship raw wafers, particularly at wafer sizes of 150mm and below, as well as in chip trays and data storage components used to ship 65mm and 95mm disk drives. Sales of wafer shippers declined 11%, while sales of disk shippers fell 17%, primarily due to lower sales of 65mm shippers.

Year-over-year sales of capital-driven products decreased 11% in 2007. Capital-driven products include wafer process carriers, gas microcontamination control systems used in the deployment of advanced photolithography processes, fluid handling systems, including dispense pumps used in the photolithography process, and integrated liquid flow controllers used in various processes around the fab. Sales of liquid systems also declined in the latter half of 2007, reflecting the general slowing in the industry. Wafer transport products, such as 300mm FOUP products, also fell, particularly at some North American customers. Sales of gas microcontamination control products fell 5% after reaching peak levels in 2006.

Gross profit Gross profit for 2007 decreased by $38.8 million, to $266.2 million, a decrease of 12.7% from $305.1 million for 2006. The gross margin rate for 2007 was 42.5% versus 45.3% for 2006.

The gross profit decline was primarily due to the lower utilization of the Company’s production facilities compared to the prior period. Production volumes were considerably lower in 2007 as the Company sold inventory on hand to satisfy customer demand, particularly in the first half of the year. Prices for raw materials were relatively stable on a year-over-year basis.

Gross margin for 2007 also was affected by $2.2 million in transition costs such as travel, sampling and customer qualification costs related to the transfer of four product lines from U.S. facilities to the Company’s facility in Kulim, Malaysia. Costs of $2.9 million associated with the consolidation or closure of manufacturing facilities in the U.S. and Singapore also reduced gross profit in 2007.

Gross margin in 2007 included a $0.8 million cost of sales charge associated with the fair market value write-up of inventory acquired in the purchase of the assets of the high-purity semiconductor coatings business acquired in the third quarter of 2007. The inventory write-up was recorded as part of the purchase price allocation and is charged to cost of sales over inventory turns of the acquired inventory.

Gross profit in 2006 was reduced by costs of $2.8 million incurred in connection with the consolidation of manufacturing facilities in the U.S., Germany and Japan. Offsetting these charges to 2006 gross profit was a gain of $0.7 million on the sale of a facility recognized during the second quarter of 2006. Gross profit in the third and fourth quarters of 2006 was lower than the strong levels achieved earlier in the year due to manufacturing inefficiencies experienced at a North American plant in the third quarter and expenses incurred in the fourth quarter in connection with a comprehensive worldwide review of the Company’s manufacturing operations to identify and resolve manufacturing inefficiencies.

Selling, general and administrative expenses Selling, general and administrative (SG&A) expenses of $163.9 million for 2007 decreased $6.8 million, or 4.0%, compared to $170.7 million in 2006. SG&A expenses, as a percent of net sales, increased to 26.2% from 25.4% a year earlier.

The year-over-year decrease in SG&A costs reflects the lower SG&A expenses incurred by the Company in connection with the integration activities associated with the Mykrolis merger and other realignment activities, as well as the benefit of the consolidation of various sales, marketing and other corporate functions during 2006. Costs of $2.6 million were incurred by the Company in 2007 in connection with the integration and realignment activities associated with the Mykrolis merger, compared to $12.1 million in 2006. The costs included in this category generally relate to expenses incurred to integrate Mykrolis’ operations and systems into the Company’s pre-existing operations and systems. These costs include, but are not limited to, the integration of information systems, employee benefits and compensation, accounting/finance, tax, treasury, risk management, compliance, administrative services, sales and marketing and other functions and include severance and retention costs. The year-over-year decrease in SG&A expenses also includes a decline in incremental share-based compensation expense of $3.0 million, offset by an increase in professional fees of $2.2 million.

Engineering, research and development expenses Engineering, research and development (ER&D) expenses rose by $1.7 million, or 4.3%, to $39.7 million in 2007 compared to $38.1 million in 2006. ER&D expenses as a percent of net sales were 6.3% compared to 5.7% in 2006. The increase reflected higher product sampling costs as the Company continued to focus on the support of current product lines and the development of new products and manufacturing technologies.

Amortization of intangible assets Amortization of intangible assets was $18.9 million in 2007 compared to $17.6 million in 2006. The increase mainly reflects the additional amortization expenses related to the intangibles of the specialty coatings business acquired in August 2007.

Interest income, net Net interest income was $5.2 million in 2007 compared to $9.2 million in 2006. The decrease reflects lower average invested balances compared to the prior year, primarily related to the Company’s use of cash to finance the repurchase of its common shares during the second quarter of 2007.

Other income Other income in 2007 includes a pre-tax gain of $6.1 million on the sale of the Company’s interest in a privately held equity investment accounted for using the cost method. Proceeds from the sale totaled $6.6 million.

Income tax expense The Company recorded income tax expense of $10.4 million in 2007, compared to income tax expense of $26.9 million in 2006. The effective tax rate was 18.3% in 2007 compared with a 30.1% rate a year earlier.

The Company’s 2007 tax rate was lower than statutory rates for a number of reasons. In the fourth quarter of 2007, the Company’s Japanese subsidiary declared a dividend of 6.8 billion yen (approximately U.S. $60 million) and also loaned 4.6 billion yen (approximately U.S. $40 million) to the Company. The resulting recharacterization of $100 million of the Japanese subsidiary’s accumulated undistributed earnings resulted in a fourth quarter tax benefit of $9.4 million, net of state income tax expense.

The Company also benefited from a tax holiday in Malaysia whereby, as a result of employment commitments, research and development expenditures and capital investments made by the Company, income from certain manufacturing activities in Malaysia was exempt from tax with tax benefits in 2007 in the amount of $2.1 million. In 2006, the Company’s benefit from the tax holiday was $2.8 million. The 2007 effective tax rate was also lower due to a corporate income tax refund of $0.8 million resulting from new legislation in Germany and a $0.9 million favorable adjustment recorded to recognize the reconciliation of the Company’s 2006 federal tax return and tax accounts. Partially offsetting these reductions was an increase to the Company’s tax contingency reserves.

Discontinued operations

The Company’s businesses classified as discontinued operations recorded losses of $2.0 million, net of taxes, in 2007. These results included an operating loss of $1.4 million, a pre-tax impairment charge of $2.6 million recorded in connection with the write-down of long-lived assets to fair value less cost to sell, and a tax benefit of $0.7 million related to a reduction in the Company’s deferred tax asset valuation allowance, resulting from the utilization of a capital loss carryforward to offset a portion of the capital gain on the sale of an equity investment.

The Company’s discontinued operations recorded income of $0.3 million net of taxes for 2006. The after-tax earnings of discontinued operations in 2006 included a tax benefit of $1.6 million associated with a decrease in the Company’s deferred tax asset valuation allowance described above. The change in the valuation allowance resulted from the settlement of negotiations regarding the terms of sale of a discontinued operation which established the characterization of certain gains and losses.

Net income The Company recorded net income of $44.4 million, or $0.35 per diluted share, in 2007, compared to net income of $63.5 million, or $0.46 per diluted share, in 2006. Income from continuing operations for 2007 was $46.4 million, or $0.37 per diluted share, compared to income from continuing operations of $63.2 million, or $0.46 per diluted share, in the prior year.

Segment Analysis

Effective January 1, 2009, the Company changed its financial reporting structure reflecting organizational changes. Beginning in 2009, the Company will report its financial performance based on three reporting segments. The following is a discussion on the results of operations of these three business segments. See Note 21 “Segment Reporting” to the consolidated financial statements for additional information on the Company’s three segments.

Year ended December 31, 2008 compared to year ended December 31, 2007

The following table presents selected sales and segment profit data for the Company’s three segments for the years ended December 31, 2008 and 2007:

(In thousands)	2008	2007
Contamination Control Solutions
Net sales	$330,810	$382,182
Segment profit (loss)	77,024	109,725
Microenvironments
Net sales	$190,761	$235,168
Segment (loss) profit	24,276	40,804
Entegris Specialty Materials
Net sales	$33,128	$8,888
Segment (loss) profit	9,250	1,102

Contamination Control Solutions (CCS)

For the year ended December 31, 2008, CCS net sales decreased 13% to $330.8 million from $382.2 million in 2008, reflecting the downturn in the semiconductor industry that began during the second half of 2008. The decline reflected decreased demand for liquid filtration products and chemical containers, which was driven by lower semiconductor fab utilization rate. Sales of filtration products declined by 11%. Sales of CCS capital-driven products, such as photochemical pumps, fluid handling products, and gas purification systems also fell. Sales of control systems declined by 20% due to lower sales of dispense pumps, which fell by 48%, while sales of filtration products fell by 16%.

CCS reported a segment profit of $77.0 million in 2008 compared to a $109.7 million segment profit in 2007.

The decline in sales volume and the resulting reduction in gross profit primarily account for the year-to-year change in the segment’s operating results. CCS operating expenses decreased 2%, mainly due to lower selling costs.

Microenvironments (ME)

For the year ended December 31, 2008, ME net sales decreased 19% to $190.8 million from $235.2 million in 2008, also reflecting the downturn in the semiconductor industry that began during the second half of 2008. The decline reflected decreased demand for wafer shippers used to ship raw wafers, particularly at wafer sizes of 150mm and below, as well as in chip trays and data storage components used to ship 65mm and 95mm disk drives. Sales of shippers declined 13%, partially offset by the increase in sales of 300mm wafer shippers of 181%.

ME reported a segment profit of $24.3 million in 2008 compared to a $40.8 million segment profit in 2007.

The decline in sales volume and the resulting reduction in gross profit primarily account for the year-to-year change in the segment’s operating results. ME operating expenses decreased 7%, due to lower selling costs offset partly by higher engineering, research and development costs.

Entegris Specialty Materials (ESM)

For the year ended December 31, 2008, ESM net sales increased 273% to $33.1 million from $8.9 million in 2008. The sales increase reflected the inclusion of sales of $23.3 million from POCO, which was acquired in August 2008 and sales of $5.9 million related to the full-year inclusion of sales from the specialty coatings business acquired in August 2007.

ESM reported a segment profit of $9.3 million in 2008 compared to a $1.1 million segment profit in 2007.

The inclusion of POCO results and the full-year inclusion of results of the specialty coatings business accounted for the increase in segment profit.

Year ended December 31, 2007 compared to year ended December 31, 2006

The following table presents selected sales and segment profit (loss) data for the Company’s three segments, for the years ended December 31, 2007 and 2006.

(In thousands)	2007	2006
Contamination Control Solutions
Net sales	$382,182	$407,478
Segment profit (loss)	109,725	138,026
Microenvironments
Net sales	$235,168	$260,888
Segment (loss) profit	40,804	68,314
Entegris Specialty Materials
Net sales	$8,888	$4,516
Segment (loss) profit	1,102	(1,001)

Contamination Control Solutions (CCS)

For the year ended December 31, 2007, CCS net sales decreased 6% to $382.2 million from $407.5 million in 2006. Sales of unit-driven products fell nominally in 2007 as semiconductor fab utilization rates were relatively flat. Year-over-year sales of CCS capital-driven products decreased in 2007. Sales of liquid systems declined in the latter half of 2007, reflecting a general slowing in the industry. Sales of gas microcontamination control products fell 5% after reaching peak levels in 2006.

CCS reported a segment profit of $109.7 million in 2007 compared to a $138.0 million segment profit in 2006.

The decline in sales volume and the resulting reduction in gross profit account for about one-half of the year-to-year change in the segment’s operating results. CCS operating expenses increased 20%, mainly due to higher product management and selling costs, also contributing to the decline.

Microenvironments (ME)

For the year ended December 31, 2007, ME net sales decreased 10% to $235.2 million from $260.9 million in 2006. Sales of wafer shippers declined 11%, while sales of disk shippers fell 17%, primarily due to lower sales of 65mm shippers. Year-over-year sales of capital-driven products decreased in 2007. Wafer transport products, such as 300mm FOUP products, fell, particularly at some North American customers.

ME reported a segment profit of $40.8 million in 2007 compared to a $68.3 million segment profit in 2006.

The decline in sales volume and the resulting reduction in gross profit primarily account for the year-to-year change in the segment’s operating results. ME operating expenses rose 4% due to increased engineering, research and development costs.

Entegris Specialty Materials (ESM)

For the year ended December 31, 2007, ESM net sales increased 97% to $8.9 million from $4.5 million in 2006. The sales increase reflected the inclusion of sales of $6.2 million related to the specialty coatings business acquired in August 2007.

ESM reported a segment profit of $1.1 million in 2007 compared to a $1.0 million segment loss in 2006. The results of the specialty coatings business accounted for the increase in segment profit.

The Company determines segment profitability exclusive of certain unallocated expenses, consisting mainly of general and administrative costs for the Company’s human resources, finance and information technology functions, amortization of intangible assets, impairment of goodwill, charges for the fair market value write-up of acquired inventory sold and restructuring charges. The Company presents a reconciliation of total segment profit to operating income in Note 21 to its consolidated financial statements included in Item 8 - Financial Statements and Supplementary Data included elsewhere in the Exhibits to this Current Report on Form 8-K.

The following table presents amortization of intangibles, restructuring charges and charges for fair value mark-up of acquired inventory sold for each of the Company’s segments for the years ended December 31, 2008, 2007 and 2006:

(In thousands)	2008	2007	2006

Amortization of intangibles
CCS	$15,327	$16,926	$16,339
ME	705	1,050	1,270
ESM	3,553	898	—

	$19,585	$18,874	$17,609

Restructuring charges
CCS	$1,454	—	—
ME	3,528	—	—
ESM	—	—	—
Corporate	5,441	—	—

	$10,423	—	—

Charge for fair value mark-up of acquired inventory sold
CCS	$—	$—	—
ME	—	—	—
ESM	13,519	836	—

	$13,519	$836	—

Quarterly Results of Operations

The following table presents selected data from the Company’s consolidated statements of operations for the eight quarters ended December 31, 2008. This unaudited information has been prepared on the same basis as the audited consolidated financial statements appearing elsewhere in this annual report. All adjustments that management considers necessary for the fair presentation of the unaudited information have been included in the quarters presented.

QUARTERLY STATEMENTS OF OPERATIONS DATA (UNAUDITED)

	2007				2008
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
(In thousands)
Net sales	$159,571	$153,508	$151,811	$161,348	$148,227	$147,947	$145,789	$112,736
Gross profit	68,508	65,494	65,510	66,725	63,988	59,887	55,398	32,242
Selling, general and administrative expenses	41,445	39,830	39,267	43,376	43,322	37,105	35,373	31,731
Engineering, research and development expenses	10,534	9,679	9,409	10,105	10,501	10,362	10,284	8,939
Amortization of intangible assets	4,499	4,487	4,716	5,172	5,087	4,552	4,858	5,088
Impairment of goodwill	—	—	—	—	—	—	379,810	93,989
Restructuring charges	—	—	—	—	—	—	3,332	7,091
Operating profit (loss)	12,030	11,498	12,118	8,072	5,078	7,868	(378,259)	(114,596)
Net income (loss)	10,383	14,777	8,417	10,782	2,865	4,933	(393,002)	(131,798)

	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
(Percent of net sales)
Net sales	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Gross profit	42.9	42.7	43.2	41.4	43.2	40.5	38.0	28.6
Selling, general and administrative expenses	26.0	25.9	25.9	26.9	29.2	25.1	24.3	28.1
Engineering, research and development expenses	6.6	6.3	6.2	6.3	7.1	7.0	7.1	7.9
Amortization of intangibles	2.8	2.9	3.1	3.2	3.4	3.1	3.3	4.5
Impairment of goodwill	—	—	—	—	—	—	260.5	83.4
Restructuring charges	—	—	—	—	—	—	2.3	6.3
Operating profit (loss)	7.5	7.5	8.0	5.0	3.4	5.3	(259.5)	(101.6)
Net income (loss)	6.5	9.6	5.5	6.7	1.9	3.3	(269.6)	(116.9)

Our quarterly results of operations have been, and will likely continue to be, subject to significant fluctuations due to a variety of factors, a number of which are beyond the Company’s control.

Reflecting the downturn in the semiconductor industry and general economic conditions, the Company’s net sales declined 30% in the fourth quarter of 2008 compared to the comparable 2007 period, resulting in a significantly reduced gross profit for the quarter. In the third and fourth quarters of 2008, the Company’s results included goodwill impairment losses of $379.8 million and $94.0 million, respectively. The third and fourth quarter of 2008 also included incremental charges of $5.7 million and $7.8 million, respectively, associated with the write-up of inventory to fair value in connection with acquisition of POCO in August 2008. These factors contributed to significant net losses for the Company for those quarters.

Liquidity and Capital Resources

The Company has historically financed its operations and capital requirements through cash flow from operating activities, long-term loans, lease financing and borrowings under domestic and international short-term lines of credit.

Operating activities Net cash flow provided by operating activities totaled $66.3 million for the year ended December 31, 2008 (2008). Cash flow was provided by the Company’s operations, net of various non-cash charges, including impairment of goodwill of $473.8 million, depreciation and amortization of $46.3 million, share-based compensation expense of $7.0 million and a $13.5 million incremental charge associated with the fair market value write-up of inventory acquired in the acquisition of POCO.

Working capital stood at $233.8 million at December 31, 2008, including $115.0 million in cash and cash equivalents, down from $256.9 million as of December 31, 2007, including $160.7 million in cash and cash equivalents.

During 2008, accounts receivable, net of foreign currency translation adjustments, decreased by $53.4 million, reflecting lower sales and an improvement in the Company’s days sales outstanding, which were 57 days at year end compared to 63 days at the beginning of the year. Inventories decreased by $1.9 million from December 31, 2008, net of foreign currency translation adjustments and the addition of inventory acquired with the POCO acquisition.

Accounts payable and accrued expenses were $35.5 million lower than reported at December 31, 2007. This decrease mainly reflects the payment of 2007 incentive compensation in 2008, with no incentive compensation accrued as of December 31, 2008. Income taxes payable and refundable income taxes decreased by $18.9 million in 2008, with the Company making payments net of refunds of $23.3 million.

Investing activities Cash flow used in investing activities totaled $199.9 million in 2008. The purchase price for the acquisition of POCO in August 2008 totaled $162.9 million. In 2008, the Company invested $11.0 million to purchase equity interests in three privately held technology companies. Expenditures for acquisition of property and equipment totaled $27.0 million and primarily consisted of additions of manufacturing equipment, tooling and information systems. The Company expects total capital expenditures in 2009 to be approximately $16 million.

Financing activities Net cash provided by financing activities totaled $82.7 million during 2008. The Company made payments of $64.7 million on outstanding borrowings and received proceeds of $173.8 million from new borrowings.

During 2008, the Company purchased 4.0 million shares of its common stock at a total cost of $28.9 million under a Rule 10b-5-1 trading plan authorized by the Company’s Board of Directors. The Company received proceeds of $3.1 million in connection with common shares issued under the Company’s stock option and employee stock purchase plans.

On February 15, 2008, the Company entered into a credit agreement with Wells Fargo Bank, National Association, as agent, and certain other banks. The agreement provides for a $230 million revolving credit facility (the Facility) for a period of five years with an uncommitted option to expand the Facility by up to $20 million provided that no default or event of default has occurred or is continuing at such time. The Facility replaced the Company’s credit agreement, executed in June 2007 between the Company and Wells Fargo Bank, National Association, as agent, and certain other banks. The Company generally may elect that the loans comprising each borrowing bear interest at a rate per annum equal to (a) the Base Rate equal to the higher of the Prime Rate then in effect and the Federal Funds Rate then in effect, plus 0.50% or (b) a LIBOR rate plus a LIBOR Margin ranging from 1.00% to 1.50% depending on leverage. As of December 31, 2008, $139.0 million was outstanding under the Facility.

At December 31, 2008, the Company’s shareholders’ equity was $336.2 million, down 61% from $852.3 million at the beginning of the period. The decrease is primarily a result of the Company’s fiscal 2008 net loss of $517.0 million.

As of December 31, 2008, the Company’s sources of available funds comprised $115.0 million in cash and cash equivalents, as well as funds available under various credit facilities. Entegris has a credit agreement with one domestic commercial bank with available borrowing capacity of $90.1 million, with $139.0 million borrowings outstanding as of December 31, 2008. The Company also has a line of credit with three international banks that provide for borrowings of currencies for two of the Company’s overseas subsidiaries, equivalent to an aggregate of approximately $19.6 million. There were no borrowings outstanding on these three international lines of credit at December 31, 2008.

As described in greater detail in Note 23 to its consolidated financial statements, the Company executed an amended domestic credit agreement in February 2009, which expires in November 2011, with a total borrowing capacity of $150 million.

As described in Note 23 to the Company’s consolidated financial statements, the Company executed a new domestic credit agreement in February 2009, which expires in November 2011, with initial and maximum borrowing capacity of $139 million, with an additional $11 million available at the discretion of the majority of the Company’s banks.

A global credit market crisis has created a very difficult business environment. These conditions have generally worsened since October 2008. The Company’s operating performance, as well as its liquidity position, has been and continues to be negatively affected by these economic conditions, many of which are beyond its control. The Company does not believe it is likely that these adverse economic conditions, and their effect on the semiconductor industry, will improve significantly in the near term. However, the effect of current global economic environment on the semiconductor industry requires that the Company maintain its near-term liquidity support.

The amended credit facility requires that the Company meet various financial covenants. If the Company’s future financial performance fails to meet these financial covenants, then its lenders may take control of the Company’s cash receipts from the collection of its receivables as well as certain other assets. In this event, the Company’s ability to conduct business could be severely impeded as there can be no assurance that funds adequate in amounts and timing will be available to meet the Company’s liquidity requirements.

The Company plans to manage its business during this time through a series of operating measures designed to reduce expenditures and to generate incremental cash flow through asset management initiatives. If the economic environment does not improve in 2009, the Company’s planned and initiated actions may not be sufficient and could lead to possibly failing the financial debt covenants required under the amended credit facility.

The Company believes that its cash and cash equivalents, cash flow from operations and funds available under its amended domestic credit facility will be sufficient to meet its working capital and investment requirements for the next 12 months. If available liquidity is not sufficient to meet the Company’s operating and debt service obligations as they come due, management’s plans include reducing expenditures as necessary, or pursuing alternative arrangements through additional equity or debt financing in order to meet the Company’s cash requirements through 2009. However, there can be no assurance that any such financing would be available on commercially acceptable terms.

The following table summarizes the maturities of the Company’s significant financial obligations as of December 31, 2008:

	Maturity by fiscal year
(In thousands)	Total	2009	2010	2011	2012	2013	Thereafter
Contractual obligations related to off-balance sheet arrangements:
Operating leases	$26,291	$8,574	$6,522	$3,380	$3,001	$2,752	$2,062
Foreign currency contracts	280	280	—	—	—	—	—

Total	$26,571	$8,854	$6,522	$3,380	$3,001	$2,752	$2,062

Contractual obligations reflected in the balance sheet:
Long-term debt	$163,682	$13,166	$11,516	$—	$—	139,000	$—
Pension obligations	$17,183	624	920	589	472	549	14,029

Total	$180,865	$13,790	$12,436	$589	$472	$139,549	$14,029

As described in Note 23 to the Company’s consolidated financial statements, the Company amended its existing domestic credit agreement. The amended credit agreement has a maturity date of November 2011.

The Company adopted FIN 48, Accounting for Uncertainty in Income Taxes-an Interpretation of FASB Statement No. 109 as of January 1, 2007. The Company had $5.5 million and $16.6 million of total gross unrecognized tax benefits at December 31, 2008 and 2007, respectively. The timing of any payments which could result from these unrecognized tax benefits will depend on a number of factors. Accordingly, the Company cannot make reasonably reliable estimates of the amount and period of potential cash settlements, if any, with taxing authorities.

Quantitative and Qualitative Disclosure About Market Risks

Entegris’ principal financial market risks are sensitivities to interest rates and foreign currency exchange rates. The Company’s interest-bearing cash equivalents and certain long-term debt are subject to interest rate fluctuations. Most of the Company’s long-term debt at December 31, 2008 carries floating rates of interest. The Company’s cash equivalents are instruments with maturities of three months or less. A 100 basis point change in interest rates would potentially increase or decrease annual net income by approximately $0.7 million annually.

The cash flows and earnings of the Company’s foreign-based operations are subject to fluctuations in foreign exchange rates. The Company occasionally uses derivative financial instruments to manage the foreign currency exchange rate risks associated with its foreign-based operations. At December 31, 2008, the Company was party to forward contracts to deliver Euros with notional values of approximately $1.8 million. A hypothetical 10% change in the foreign currency exchange rates would potentially result in exchange gains or losses that could increase or decrease net income by approximately $0.3 million.

On February 6, 2007, the Company entered into a 10-month Japanese yen-based cross-currency interest rate swap, with aggregate notional principal amounts of 2.4 billion Japanese yen and $20 million that matured on November 30, 2007. This swap effectively hedged a portion of the Company’s net investment in its Japanese subsidiary. During the term of this transaction, the Company remitted to, and received from, its counterparty interest payments based on rates that were reset quarterly equal to three-month Japanese LIBOR and three-month U.S. LIBOR rates, respectively. The Company designated this hedging instrument as a hedge of a portion of the net investment in its Japanese subsidiary, and used the spot rate method of accounting to value changes of the hedging instrument attributable to currency rate fluctuations. Accordingly, a $2.1 million adjustment in the fair market value of the hedging instrument related to changes in the spot rate was recorded as a charge to “Foreign currency translation” within accumulated other comprehensive loss in shareholders’ equity in 2007 to offset changes in a portion of the yen-denominated net investment in the Company’s Japanese subsidiary and will remain there until the net investment is disposed. The Company recorded $0.7 million in net interest income in 2007 in connection with the cross-currency interest rate swap.

Impact of Inflation

The Company’s consolidated financial statements are prepared on a historical cost basis, which does not completely account for the effects of inflation. Material and labor expenses are the Company’s primary costs. The cost of materials, including polymers and stainless steel, was generally flat in 2008 compared to 2007 due to increased production capacity of suppliers, despite higher oil prices. Entegris expects the cost of these materials to increase slightly in 2009. Higher oil prices contributed to higher freight costs in 2008. Despite the fall in oil prices in recent months, freight costs remain above the levels experienced before last year’s increase in oil prices. Labor costs, including taxes and fringe benefits rose in 2008, but slightly lower total costs can be reasonably anticipated for 2009 due to the Company’s actions to align spending with expected sales volumes. The Company’s products are sold under contractual arrangements with its large customers and at current market prices to other customers. Consequently, the Company can adjust its selling prices, to the extent allowed by competition and contractual arrangements, to reflect cost increases caused by inflation. However, many of these cost increases may not be recoverable.

FACTORS AND UNCERTAINTIES THAT MAY AFFECT FUTURE RESULTS

The matters discussed in this Annual Report on Form 10-K include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include but are not limited to statements about:

•	our strategy;

•	our revenues;

•	sufficiency of our cash resources;

•	product development;

•	our research and development and other expenses; and

•	our operations and legal risks.

Discussions containing these forward-looking statements may be found throughout this report including in the items entitled “Business” (Item 1), “Risk Factors” (Item 1A), and “Management’s Discussion and Analysis of Financial Condition and

Results of Operations” (Item 7), as well as any amendments thereto reflected in subsequent filings with the SEC. These statements are based on current management expectations and are subject to substantial risks and uncertainties which could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements. When used herein or in such statements, the words “anticipate”, “believe”, “estimate”, “expect”, “may”, “will”, “should” or the negative thereof and similar expressions as they relate to Entegris or its management are intended to identify such forward-looking statements. We undertake no obligation to publicly release any revisions to the forward-looking statements or reflect events or circumstances after the date of this Annual Report on Form 10-K except as required by law.